UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2014

MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101 Tempe, Arizona		85283
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Directors

On August 1, 2014, Mobile Mini, Inc. (the “Company”) announced that the size of its board of directors (the “Board”) has increased to ten directors and the Board has appointed Sara Dial, President and Chief Executive Officer of Sara Dial & Associates, an economic development and government relations consulting firm, and Kim McWaters, Chief Executive Officer and Chairman of Universal Technical Institute, to serve as directors, effective as of August 1, 2014. Ms. Dial and Ms. McWaters will serve for terms expiring at the Company’s 2017 and 2016 annual meetings of stockholders, respectively, or until their earlier resignation, removal or death. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

There are no arrangements or understandings between Ms. Dial or Ms. McWaters and any other person pursuant to which each was selected as a director. There are no family relationships among any of the Company’s directors, executive officers, and Ms. Dial or Ms. McWaters. There are no related party transactions between the Company and Ms. Dial or Ms. McWaters reportable under Item 404(a) of Regulation S-K. Ms. Dial and Ms. McWaters will each receive the standard compensation arrangements for the Company’s non-employee directors, including annual fees and equity-based compensation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of the Company dated August 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2014

MOBILE MINI, INC.

By:	/s/ Christopher J. Miner
Name: Christopher J. Miner Title: Senior Vice President and General Counsel